Exhibit 10.45

WORLDWIDE CORPORATE PURCHASE AGREEMENT-GOODS

KMG Electronic Chemicals, Inc. (Supplier)

and

Intel Corporation (Buyer)

December 31, 2007

[***] indicates a deletion.

WORLDWIDE CORPORATE PURCHASE AGREEMENT-GOODS

TABLE OF CONTENTS

1.	BASIC OBLIGATIONS OF THE PARTIES	1
2.	ADDENDA INCORPORATED INTO THIS AGREEMENT	2
3.	DEFINITIONS	2
4.	TERM OF AGREEMENT	3
5.	PRICING-GENERAL	4
6.	CURRENCY	5
7.	ORDER PLACEMENT PROCEDURE AND PRODUCT/GROUP SPECIFIC REQUIREMENTS	5
8.	INVOICING AND PAYMENT	5
9.	MINIMUM PURCHASE; TERMINATION FOR CONVENIENCE	6
10.	DELIVERY, RELEASES. AND SCHEDULING	6
11.	INSPECTION, WARRANTY AND ACCEPTANCE	7
12.	PRODUCT SPECIFICATIONS/IDENTIFICATION/ERRATA	8
13.	PACKING AND SHIPMENT	9
14.	OWNERSHIP AND BAILMENT RESPONSIBILITIES	10
15.	CONTINGENCIES	10
16.	CONFIDENTIALITY AND PUBLICITY	10
17.	REMEDIES AND LIMITATION OF LIABILITY	11
18.	INTELLECTUAL PROPERTY INDEMNIFICATION	12
19.	HAZARDOUS MATERIALS	13
20.	CUSTOMS CLEARANCE	14
21.	COMPLIANCE WITH LAWS AND RULES	14
22.	RETENTION	14
23.	SUPPLYLINE PROTECTION	16
24.	BUSINESS CONTINUITY	15
25.	NEW DEVELOPMENTS	15
26.	ELECTRONIC TRANSACTIONS	15
27.	PRIVACY	16
28.	DATA SECURITY REQUIREMENTS	17
29.	NOTICES	18
30.	DISPUTE RESOLUTION	18
31.	SPECIFIC PERFORMANCE	21
32.	MERGER, MODIFICATION, WAIVER AND REMEDIES	18
33.	ASSIGNMENT	19
34.	APPLICABLE LAW	19
35.	HEADINGS	19
36.	SURVIVAL	19
ADDENDUM A PRODUCT DESCRIPTION, PRICE SCHEDULE		23
ADDENDUM B PERFORMANCESTANDARDS/QUALITY REQUIREMENTS		24
ADDENDUM C CGO SUPPLEMENTAL PROVISIONS		25
ADDENDUM D PROTECTION OF INTEL’S ASSETS		31
ADDENDUM E ASSIGNMENT OF INTELLECTUAL PROPERTY		32
ADDENDUM F CAPACITY UPSIDE		33

WORLDWIDE CORPORATE PURCHASE AGREEMENT-GOODS

Agreement #:
Effective Date:	December 31, 2007
Expiration Date:	December 30, 2010
CNDA #:	3766614

This WORLDWIDE CORPORATE PURCHASE AGREEMENT — GOODS (“Agreement”), made and entered into as of the 31st  day of December, 2007, by and between KMG Electronic Chemicals, Inc., 9555 W. Sam Houston Parkway S., Suite 600, Houston, TX 77099, acting for itself and on behalf of those subsidiaries and Controlled Affiliates offering goods within the scope of this Agreement (collectively “KMG” or “Supplier”), a corporation organized and existing under the laws of the State of Texas, and Intel Corporation, a corporation organized and existing under the laws of the State of Delaware, USA acting on behalf of its subsidiaries and Controlled Affiliates (collectively “Intel” or “Buyer”).  Buyer shall assure that Subsidiaries and Controlled Affiliated or sister entities abide by the terms and conditions of this Agreement.  The term “Party” or “Parties” as used in this Agreement refer to the signatories in their individual or collective capacities, respectively.

RECITALS

Supplier provides a variety of goods to Buyer and Buyer purchases such goods on a worldwide basis from geographically diverse locations.  Each Party maintains procurement and manufacturing facilities in various geographies to support its business needs.  In order to facilitate the business relationship and the on-going sale and purchase of goods, it is the Parties’ intent to enter into this Agreement which will define key terms and conditions which will govern the majority of contractual relationships between the Parties while allowing Buyer and Supplier sites to define the details of specific procurement activities.  Further, it is the intent of the Parties to simplify the administration of contractual obligations and to foster an improved working relationship;

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and intending to be legally bound hereby, Buyer and Supplier agree as follows:

AGREEMENT

1.             BASIC OBLIGATIONS OF THE PARTIES

Buyer may purchase and Supplier shall sell the goods pursuant to applicable prices, terms and conditions defined infra and specific Addenda.  All Purchase Orders issued to Supplier by Buyer during the term of this Agreement shall be governed only by the Terms and Conditions of this Agreement (as supplemented by the terms and conditions of the Addenda) without requirement of any specific reference hereto in an Intel Purchase Order, and notwithstanding any preprinted terms and conditions on Supplier’s acknowledgment or Buyer’s Purchase Order or terms required generally for bidders in electronic “Internet Negotiations” offered by Buyer.  Certain purchasing activities may occur between the subsidiary entities of Buyer for consumption by such legal entity, and such purchases may be in the name of the local Buyer and Supplier legal entities.  Any additional or different terms in Supplier’s documents are hereby deemed to be material alterations and notice of objection to and rejection of them is hereby given.  In the event of any conflict or inconsistency between the terms and conditions set forth herein and those of set forth on any Addenda to this Agreement, the Addenda shall control to the extent the conflict is specific to the subject matter of the Addenda.  Any conflict or inconsistency between the negotiated terms set forth on the face (but not the preprinted terms on the reverse side) of any Buyer’s Purchase Order accepted by Supplier and the terms of any Addenda shall be governed by the terms set forth on such Purchase Order.

2.             ADDENDA INCORPORATED INTO THIS AGREEMENT

As of the Effective Date of this Agreement, the following addenda are incorporated into this Agreement and shall be read as an integral part thereof.

Addendum A            Product Description, Price Schedule

Addendum B            Performance Standards/Quality Requirements

Addendum C            CGO Supplemental Provisions

Addendum D            Protection of Intel’s Assets

Addendum E             Assignment of Intellectual Property

Addendum F             Capacity Upside

3.             DEFINITIONS

A.            “Acceptance Date” means the date on which Buyer accepts an Item or Service provided by Supplier in accordance with an Addendum A.

B.            “Consignment” means those consumable items owned by the Supplier that are held off-site by Supplier to help ensure that delivery requirements are met.

C.            “Controlled Affiliate” means an entity that is controlled (through the exercise of majority voting power at the board and shareholder level), directly or indirectly, by the ultimate parent of a contracting Party.

D.            [***]

E.             “Errata” means deviation from Specification with regard to manufacturing, packaging, labeling processes and or raw material changes.

F.             “Hazardous Materials” are or contain dangerous goods, chemicals, contaminants, substances, pollutants, or any other materials that are defined as hazardous by relevant local, state, provincial, national, or international law, regulations, and standards.

G.            “Interrupt” means any event which detrimentally affects the output of an Intel tool or product quality.

H.            “Items” means the goods that Supplier is to make available for sale to Buyer as set forth on the applicable Addendum A.  Items may include but not be limited to chemicals that are transported, stored, dip tubed and delivered by Supplier or otherwise provided hereunder or either singly or collectively, as the context indicates, or other goods or materials which Supplier agrees to sell to Buyer under this Agreement.

I.              “Purchase Agreement” means an agreement between Buyer or a Controlled Affiliate of Buyer and Supplier or a Controlled Affiliate of Supplier pertaining to the purchase and sale of Items and/or the performance of Services falling within the scope of the Addenda incorporated into this Agreement from time to time.

J.             “Purchase Order” is Buyer’s document setting forth specific Services to be rendered and/or specific Items ordered, and Release information.

K.            “Release” means Buyer’s authorization for Supplier to provide the Services and to ship a definite quantity of Items in accordance with a specified schedule.  The Release is contained in the Purchase Order sent to Supplier.

L.             “Service(s)” means the work to be performed by Supplier if any as set forth in the applicable Addendum “A” in compliance with the Specifications of the applicable Addenda.

M.           “Specification” means the agreed technical definition, and/or performance parameters, Performance Standards, or purchase specification of Items and service level agreement, as applicable for Services as set forth in the applicable specification addenda to Addendum A for each Item or Service purchased or to be purchased pursuant to this Agreement.

4.             TERM OF AGREEMENT

A.          The term of this Agreement shall begin on the Effective Date and continue to the Expiration Date.  Buyer shall provide notice of its desire to extend this Agreement ninety (90) days prior to the then current Expiration Date of this Agreement.  During such ninety (90) day period Buyer and Seller agree to negotiate, in good faith, the terms and conditions (including but not limited to pricing) of any such extension, and such extension shall be effective upon Buyer and Supplier agreeing thereon.  [***]

B.          [***]

5.             PRICING - GENERAL

A.            For Items purchased by Buyer, Supplier will provide to Buyer a dated, electronic file of such Items, their part number, description, list price if applicable, negotiated discount, the current negotiated price, and warranty period.  These price files will be set forth in the applicable Addendum A.  All quotes and invoices from Supplier shall be developed using part numbers and negotiated or published list prices set forth in the applicable Addendum A.

B.            [***]

C.            [***]

D.            Buyer may return, at Buyer’s expense and with prior written approval from Supplier, [***] in unopened, original, individual Item packaging for a credit against any outstanding or future Supplier invoices.

E.             All applicable taxes, including but not limited to sales/use taxes, transaction privilege taxes, gross receipts taxes, and other charges such as duties, customs, tariffs, imposts, and government imposed surcharges shall be stated separately on Supplier’s invoice.  Supplier shall remit all such charges to the appropriate tax authority unless Buyer provides sufficient proof of tax exemption. In the event that Buyer is prohibited by law from making payments to Supplier unless Buyer deducts or withholds taxes therefrom and remits such taxes to the local taxing jurisdiction, then Buyer shall duly withhold such taxes and shall pay to Supplier the remaining net amount after the taxes have been withheld.  Buyer shall not reimburse Supplier for the amount of such taxes withheld. When property is delivered and/or services are provided or the benefit of services occurs within jurisdictions in which Supplier collection and remittance of taxes is required by law, Supplier shall have sole responsibility for payment of said taxes to the appropriate tax authorities.  In the event Supplier does not collect tax from Buyer, and is subsequently audited by any tax authority, liability of Buyer will be limited to the tax assessment, with no reimbursement for penalty or interest charges.  Each Party is responsible for its own respective income taxes or taxes based upon gross revenues, including but not limited to business and occupation taxes.

F.             Additional costs, except those described on Addendum A, will not be reimbursed without Buyer’s prior written approval.

G.            Buyer reserves the right to have Supplier’s records inspected and audited to ensure compliance with this Agreement.  [***]

H.            If an Item not included in Addendum A is to be purchased by Buyer, its price will be negotiated by a corporate representative at the time of initial purchase.  If the Item is for test purposes only at a given site, its price may be established between Supplier and the Buyer’s site purchasing staff.  Such price shall be in effect only until a corporation-wide price is negotiated between Supplier and Buyer for the Buyer part number assigned to such Item.

I.              Within sixty (60) days of the end of each calendar quarter during the term of this Agreement, Supplier shall deliver comprehensive and accurate quarterly updates of the applicable Addendum A and reports of quarterly sales to Buyer. Each such quarterly update shall include a list of all Items delivered to Buyer during the subject quarter which are not listed in Addendum A or identified in previous quarterly updates, the price of each such Item, the Supplier part numbers of each such Item, the Intel part number of each such Item, and any other changes to the applicable Addendum A.

J.             [***]

K.            Except where otherwise noted, the prices to be charged under this Agreement are inclusive of any and all containers (both returnable and disposable), diptubes, diptube exchange and all necessary accessories for each Item.

L.             Warehousing costs are not included in the prices to be charged under this Agreement, except where noted in Addendum A to the contrary.

6.             CURRENCY

Prices for Items will be stated in U.S. dollars regardless of an Item’s country of origin or destination. Buyer reserves the right to use U.S. dollars or alternatively the currency of the country to which the Items are provided as the currency of exchange in any purchase under this Agreement from Supplier or any subsidiary of Supplier.  On a site-specific basis, Buyer will select U.S. dollars or local currency as currency of exchange and will maintain that currency as currency of exchange for the term of this Agreement or until change is mutually agreed to by Buyer and Supplier.

7.             ORDER PLACEMENT PROCEDURE AND PRODUCT/GROUP SPECIFIC REQUIREMENTS

Due to the diverse nature of the products purchased under this Agreement and the different ordering locations, the Parties may agree to specific order placement procedures.  Depending upon the buying and selling entities and the products procured, specific provisions regarding order placement may be set forth on the applicable Addendum A.  All purchases by Buyer must be accompanied by a valid Purchase Order issued by Buyer’s Purchasing organization.

8.             INVOICING AND PAYMENT

A.            [***]

B.            Original invoices or packing lists shall be submitted and shall include:  Purchase Agreement number from the Purchase Order, Purchase Order number, line item number, Release number, part number, complete bill to address, description of Items, quantities, unit price, extended totals, and any applicable tax or other charges.  All costs forwarded to Buyer for reimbursement of expenses agreed under the terms of this Agreement shall be net of any reclaimable Value Added Taxes (“VAT”) incurred on such expenses.  Buyer’s payment shall not constitute acceptance.

C.            Supplier shall be responsible for and shall hold Buyer harmless for any and all payments to its vendors or subcontractors utilized in the performance of Services.

D.            Supplier agrees to invoice Buyer no later than [***] days after completion of Services or shipment of Items.  Buyer will not be obligated to make payment against any invoices first submitted after such period.

9.             MINIMUM PURCHASE; TERMINATION FOR CONVENIENCE

A.            [***]

B.            [***]

C.            [***], Buyer may terminate any Purchase Order or Release issued under this Agreement, or any part thereof, at any time for its sole convenience by giving [***] days notice of termination to Supplier.  Upon Supplier’s receipt of such notice, Supplier shall, unless otherwise specified in such notice, immediately stop all work hereunder, give prompt notice to, and cause all of its suppliers or subcontractors to cease all related work, and, upon Buyer’s request, return all materials provided to Supplier by Buyer under this Agreement.

D.            [***]

E.             [***]

F.             [***]

G.            Notwithstanding anything else in this Agreement, failure to meet the delivery date(s) in the Purchase Order shall allow Buyer to terminate the order for the Item and/or any subsequent Releases in the Purchase Order without any liability whether the Purchase Order was for standard or Custom Items.

10.          DELIVERY, RELEASES, AND SCHEDULING

A.            Any forecasts provided by Buyer are for planning purposes only and do not constitute a Release or other commitment by Buyer.

B.            Supplier shall notify Buyer within forty eight (48) hours of receipt of Buyer’s Purchase Order if Supplier is unable to make any scheduled delivery and shall state the reasons therefor.

C.            On time delivery by Supplier is a key expectation of this Agreement.  Supplier shall deliver Items per the Release schedule and Buyer may return non-conforming shipments at Supplier’s risk and expense.

D.                                    Buyer may reschedule any Release in whole or in part up to ten (10) days prior to the Release date at no additional charge, provided however that the rescheduled Release date is no more than thirty (30) days later than the original Release date.

E.                                      Buyer may place any portion of a Release on hold by notice that shall take effect immediately upon receipt.  Releases placed on hold will be rescheduled, or terminated in accordance with Section 9, within a reasonable time.  If placing a Release on hold will cause Supplier to incur additional storage and handling costs, Buyer and Supplier shall mutually agree on storage and handling solution and any costs to be reimbursed.

F.                                      Buyer shall have no obligation with respect to the purchase of Items under this Agreement until such Items are specified in an issued Purchase Order that contains specific Release dates for specific Items.

G.                                     If for any reason Supplier discontinues the manufacture of any Item during the term of this Agreement, Supplier shall for Items that are currently being purchased, or have been purchased, give Buyer notice [***].  If any warranty return claims are made for such discontinued Items, then such returns will be subject to the warranty provisions in Section 11.

H.                                    Supplier shall provide a Certificate of Analysis (C of A) or sample for each lot to be shipped, as directed in the most current appropriate Specification.

I.                                         Supplier shall maintain a safety stock on such Items as Buyer’s local sites may identify, [***].

J.                                        Supplier will store Items at Supplier’s local warehouse or Buyer’s designated warehouse.  However, if Supplier’s local warehouse does not meet the reasonable expectations of Buyer, Buyer reserves the right to request an alternate warehouse.

11.                               INSPECTION, WARRANTY AND ACCEPTANCE

A.                                   Buyer may inspect and test, at Buyer’s expense, all Items at reasonable times before, during, and after manufacture.  If any inspection or test is made on Supplier’s premises, Supplier shall provide reasonable facilities and assistance for the safety and convenience of Buyer’s inspectors in such manner as shall not unreasonably hinder or delay Supplier’s performance.  All Items shall be received subject to Buyer’s inspection, testing, approval, and acceptance at Buyer’s premises notwithstanding any inspection or testing at Supplier’s premises or any prior payment for such Items.  In the event of any shortage, damage or discrepancy in or to a shipment of Items, Buyer shall promptly report such shortage, damage or discrepancy and furnish reasonable documentation thereof.  Supplier shall not be responsible for any shortage, damage or discrepancy unless Buyer provides notice thereof within thirty (30) days of Buyer’s receipt of such Items.  If Supplier receives such notice and is responsible for the shortage, damage or discrepancy, such Items may be returned to Supplier at Supplier’s risk and expense and, at Buyer’s request, shall be replaced by Supplier within normal lead-times for the Item.

B.                                     Supplier makes the following warranties regarding Items and Services furnished hereunder, which warranties shall survive any delivery, inspection, acceptance, payment, or resale of the Items:

1.                                       Items will not infringe any Party’s intellectual property rights;

2.                                       Supplier has the necessary right, title, and interest to provide said Items and Services to Buyer, and the Items will be free of liens and encumbrances;

3.                                       With the exception of used Items purchased by Buyer, Items are new, and of the grade and quality specified;

4.                                       Items are free from defects in workmanship and material, conform to all samples, drawings, descriptions, and Specifications furnished or published by Supplier and to any other agreed Specifications; and

5.                                       Items shall conform to the manufacturing quality provisions set forth in Addendum B.

C.                                     THE FOREGOING WARRANTIES SET FORTH IN PARAGRAPH B OF THIS SECTION 11 ARE THE SOLE WARRANTIES HEREUNDER, AND SUCH WARRANTIES ARE GIVEN IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, IN FACT OR BY LAW, OR ARISING BY REASON OF CUSTOM OR USAGE IN THE TRADE OR BY COURSE OF DEALING, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

D.                                    For Items which do not conform to the forgoing warranties set forth in paragraph B of this Section 11, during a period of [***] after Buyer’s acceptance of Items, or until the expiration of the shelf life (as defined by Supplier’s published data) of the non-conforming Items, whichever is earlier, Buyer may require Supplier, at Buyer’s option, to promptly repair, replace, or refund the amount paid for any non-conforming Items.  Buyer shall hold any unused Items found to be non-conforming for return to Supplier, and Supplier shall bear the cost of shipping and shall bear the risk of loss for all non-conforming Items while in transit.

E.                                      FOR ITEMS WHICH HAVE NOT BEEN USED BY BUYER AND WHICH ARE FOUND TO BE NON-CONFORMING, THE SOLE AND EXCLUSIVE REMEDY FOR BREACH OF ANY AND ALL WARRANTIES, SHALL BE LIMITED TO THE REMEDIES PROVIDED IN PARGRAPH D OF THIS SECTION 11.

12.                               PRODUCT SPECIFICATIONS/IDENTIFICATION/ERRATA

A.                                   [***]

B.                                     Supplier shall cooperate with Buyer to provide configuration control and traceability systems for Items supplied hereunder. Supplier shall provide Buyer with an Errata list for each Item and shall promptly notify Buyer of any new Errata with respect to the Items.

C.                                     Supplier will only provide Items manufactured in a qualified facility.  Buyer will make all commercially reasonable efforts to qualify Supplier facilities upon written request from Supplier summarizing need to do so.

D.                                    Supplier agrees to notify Buyer of any known or reported issues, whether from Supplier’s internal testing or from Supplier’s other customers, with Items purchased by Buyer for use in Buyer’s manufacturing process.  Supplier will provide Buyer with the information (e.g., potentially affected Items, impact to manufacturing, etc.) necessary to avoid or minimize any potential impact to Buyer.  Supplier shall also provide Buyer with a detailed explanation of the cause(s) of the issue, corrective actions undertaken by Supplier and Supplier’s planned action to prevent any reoccurrence.

13.                               PACKING AND SHIPMENT

A.                                   All Items shall be prepared for shipment in a manner that: (i) follow good commercial practice; (ii) is acceptable to common carriers for shipment at the lowest rate; and (iii) is adequate to ensure safe arrival.  Supplier shall mark all containers with necessary lifting, handling, unpacking and shipping information, Purchase Order number, date of shipment, and the names of the Buyer and Supplier.  Buyer shall notify Supplier of the method of shipment and expected delivery date.  If no instructions are given, Supplier shall select the most cost effective carrier, given the time constraints known to Supplier.   Supplier shall ship only the quantity of Items specified in the Release.  Buyer may return at Supplier’s expense any Items in excess of the quantity stated in the Release.  If Supplier misses a commitment to lead-time, Supplier will pay overnight freight charges to get Items expedited to the Buyer and Buyer shall not be billed for higher freight costs.  Supplier may choose premium carrier at its discretion.

B.                                     As directed by Buyer, freight shall be either managed by Supplier or Buyer in accordance with the following terms and conditions:

[***]

C.                                     Hazardous Materials Freight: Notwithstanding anything contained in Section 13.B. to the contrary, all Items that are Hazardous Materials and are regulated in transportation shall be shipped [***].

D.                                    [***]

E.                                      [***]

F.                                      If Buyer must deploy emergency, safety, or materials personnel in response to an emergency or incident of non-compliance with Suppler or regulatory procedure involving Items supplied hereunder, the Parties agree that they shall review the facts of the incident(s) promptly and in good faith to determine (1) whether the deployment was necessary, and (2) whether the proximate cause of such emergency or non-compliance was Supplier’s acts or failures to act.  If the Parties answer the above questions in the affirmative, then Supplier shall reimburse Buyer for reasonable and actual costs incurred by Buyer in deploying personnel.  This provision does not limit any other rights or remedies Buyer may have.

14.                               OWNERSHIP AND BAILMENT RESPONSIBILITIES

Any specifications, drawings, schematics, technical information, data, tools, dies, patterns, masks, gauges, test equipment, and other materials owned by Buyer and furnished to Supplier or otherwise in Supplier’s possession shall: (i) be kept confidential; (ii) remain Buyer’s property; (iii) be used by Supplier exclusively for Buyer’s orders; (iv) be clearly marked as Buyer’s property and segregated when not in use; (v) be kept in good working condition at Supplier’s expense; and (vi) be shipped to Buyer promptly on demand or upon termination or expiration of this Agreement, whichever occurs first, at Buyer’s expense.  Any such property furnished by Buyer to Supplier that is marked or otherwise noted by Buyer as being confidential information will be treated by Supplier in accordance with Section 16 of the Agreement.  Supplier shall be liable for any loss of or damage to Buyer’s property while in Supplier’s possession or control, ordinary wear and tear excepted.   Supplier shall take all necessary steps and carry out all notice formalities or registrations as may be applicable under the laws of Supplier’s country to ensure that it is recorded as Buyer’s property.

15.                               CONTINGENCIES

A.                                   Neither Party shall be responsible for any delay or failure, in whole or in part, to perform under this Agreement, including but not limited to Supplier’s obligation to deliver Items, to the extent that such delay or failure is due to causes beyond such Party’s reasonable control, including but not limited to acts of State or governmental action or inaction, riots, civil disturbance, war, strikes, lockouts, shortages of energy, failure of normal source of supply, destruction of production or warehouse facilities by fire, explosion, earthquake, storm.  If delivery of Items is to be delayed by such contingencies, Supplier shall immediately notify Buyer and Buyer may either: (i) extend time of performance; or (ii) terminate all or part of the uncompleted portion of the Purchase Order at no cost to Buyer.

B.                                     [***]

C.                                     Nothing in this section will be construed to limit Supplier’s right to seek additional compensation or surcharges to cover any increase in Supplier’s costs associated with a contingency event.

16.                               CONFIDENTIALITY AND PUBLICITY

A.                                   During the course of this Agreement, either Party may have or may be provided access to the other’s confidential information and materials.  Each Party agrees to maintain such information in accordance with the terms of this Agreement and the CNDA referenced herein and any other applicable separate nondisclosure agreement between Buyer and Supplier.  Additionally, in the event Supplier is engaged to develop new information for Buyer, the Buyer and Supplier will agree in writing in advance as to the ownership of such information.  Supplier’s employees who access Buyer’s facilities may be required to sign a separate access agreement prior to admittance to Buyer’s facilities.  Furthermore, Supplier will furnish a copy of Addendum D to each of its employees, agents and subcontractors assigned to or contracted for Buyer work and will take reasonable steps to assure Buyer that all such employees, agents and subcontractors have read and understood Addendum D.  Supplier shall not use any of the confidential information created for Buyer other than for Buyer. Nothing contained herein shall be construed as granting or implying any right or license under any intellectual property right of the other party.

B.                                     The Parties agree that the existence of this Agreement and its terms shall constitute “Confidential Information” within the meaning of the CNDA.  If disclosure of this Agreement or any of the terms hereof is required by applicable law, rule, or regulation, or is compelled by a court or governmental agency, authority, or body, such as annual reports or S1 Filings:  (i) the Parties shall use reasonable efforts to limit the disclosure to third parties of the content of the Agreement, including without limitation seeking a confidential treatment request or protective order; (ii) the Party compelled to make disclosure shall give reasonable notice in advance of the disclosure; and (iii) the Party compelled to make disclosure shall give the other Party a reasonable opportunity to review and comment upon the disclosure, and any request for confidential treatment or a protective order pertaining thereto, prior to making such disclosure.  The Parties may disclose this Agreement in confidence to their respective legal counsel, accountants, bankers, and financing sources as necessary in connection with obtaining services from such third parties.

C.                                     Neither Party may use the other Party’s name or trademarks in any type of advertisement materials, web sites, articles, brochures, business cards, banners, letterhead, without the other’s written consent. For Intel, this would be the Director of Corporate Purchasing and/or the Vice President of Materials.

D.                                    The obligations stated in this Section shall survive the expiration or termination of this Agreement.

17.                               REMEDIES AND LIMITATION OF LIABILITY

A.                                   Supplier agrees to protect, defend, indemnify and hold Buyer harmless from and against any and all claims, liabilities, demands, penalties, forfeitures, suits, judgments and the associated costs and expenses (including reasonable attorney’s fees), which Buyer may hereafter incur, become responsible for or pay out as a result of death or personal injury (including bodily injury) to any person, destruction or damage to property, contamination of or adverse effects on the environment and any clean up costs in connection therewith, or any violation of governmental law, or regulation, to the extent caused by: (a) Supplier’s breach of any term or provision of this Agreement (other than any term or provision for which a remedy is already provided for herein); or (b) any negligent acts, errors or omissions or intentional torts by Supplier, its employees, officers, agents, representatives or sub-contractors in the performance of this Agreement;

provided, however, that Supplier’s liability to Buyer for  destruction or damage to Buyer’s property or otherwise shall be limited to[***].

B.                                     NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY (OTHER THAN SECTION 18 BELOW), UNDER NO CIRCUMSTANCES SHALL SUPPLIER BE LIABLE TO BUYER FOR [***].

C.                                     The limitations set forth in this Section 17 shall not limit Supplier’s liability to third parties for death or personal injury (including bodily injury).

D.                                    Nothing in this Section shall limit Supplier’s obligation to indemnify Buyer for Intellectual Property infringement as set forth in Section 18.

E.                                      [***]

F.                                      [***]

G.                                     Buyer’s sole and exclusive remedies for non-delivery of Items, including non-delivery of substitute Items for shipments for which there was a shortage, damage or discrepancy or non-delivery of Items to replace non-conforming Items, shall be

1.                                       relief from its obligation to pay the purchase price for the quantity of Items not delivered; and/or

2.                                       the cost of “cover” as defined in the Uniform Commercial Code.  Supplier shall reimburse Buyer the cost of cover if Buyer requires substitute Items from another supplier due to Supplier’s failure to deliver Items to agreed schedules; provided however, that Supplier has been given a reasonable opportunity to procure such substitute Items via its own channels within a time frame acceptable to Buyer.

H.                                    [***]

18.                               INTELLECTUAL PROPERTY INDEMNIFICATION:

A.                                   Supplier shall indemnify and hold Buyer and its customers harmless from any costs, expenses (including reasonable attorneys’ fees), losses, damages, or liabilities finally awarded by a court of competent jurisdiction, or in its sole judgment settled, because of any claim of infringement of any third party patent, copyright, trade secret, trademark, mask work, or other intellectual property right arising out of the proper use or sale by Buyer of Items, except as otherwise provided in this paragraph. Buyer shall promptly notify Supplier in writing of such claim or demand with sufficient specificity to allow Supplier to adequately respond to such claim or demand and shall permit Supplier to solely conduct the defense or settlement thereof.  Buyer shall provide all assistance reasonably requested by Supplier or Supplier’s counsel.  Buyer may retain advisory counsel at its sole expense to participate fully in any such matter.  If any settlement of such claim or demand requires Buyer to incur any monetary obligation or admits liability on Buyer’s behalf, then Supplier shall not accept any such settlement without Buyer’s consent.  If an injunction issues as a result of any claim or action, Supplier agrees at its expense and its sole option to do one of the following:  (i) procure for Buyer the right to continue using Items; (ii) replace Items with non-infringing items; (iii) modify Items so they become non-infringing; or (iv) refund to Buyer the amount paid for any Items returned to Supplier or destroyed in accordance with Supplier’s written requests.  Regardless of which of the foregoing remedies is chosen by Supplier, Supplier shall pay to Buyer incremental costs incurred by Buyer to procure alternative products that are comparable in quality and specifications as compared to the replaced Items, provided that such alternative products are required to fill orders for Items that were placed by Buyer and accepted by Supplier as of the effective date of the injunction. This indemnification shall not apply to the extent Items are manufactured to Buyer’s specifications and such infringement would not have occurred but for Supplier’s compliance with such specifications.  This indemnification shall not apply to the extent the Item is combined with other items or transformed by Buyer or a third party and such infringement would not have occurred but for the combination and/or transformation, or the combination/transformation of the Item was proposed or suggested to Buyer by Supplier in writing.

B.                                     [***]

C.                                     The foregoing states the entire set of obligations and remedies flowing between Buyer and Supplier arising from any intellectual property claim by a third party.

19.                               HAZARDOUS MATERIALS

A.                                   If Items provided hereunder include Hazardous Materials, each Party represents and warrants that their respective personnel understand the nature of and hazards associated with the design and/or Service of Items including handling, transportation, and use of such Hazardous Materials, as applicable.  Prior to causing Hazardous Materials to be on Buyer’s property, Supplier shall notify Buyer and obtain written approval from Buyer’s Site Environmental, Health, and Safety (EHS) organization.  Buyer will not grant approval without Supplier’s agreement to comply with Buyer’s Hazardous Materials management requirements.  Supplier will be fully responsible for and indemnify Buyer from any liability resulting from the negligence of Supplier or its contractors in connection with: (i) delivering such Hazardous Materials to Buyer; and/or (ii) using such Hazardous Materials to provide Services to Buyer.

B.                                     Supplier will timely provide Buyer with material safety data sheets and any other documentation reasonably necessary to enable Buyer to comply with applicable laws and regulations.  Further, Supplier shall provide Buyer with bulletins which notify Buyer of any safety hazards associated with the Equipment that are identified by Supplier after Buyer’s purchase, and of any safety upgrades required to correct such hazards.

C.                                     Supplier hereby certifies that Items supplied to Buyer comply with all applicable requirements of Buyer’s Environmental Product Content

Specification for Suppliers and Outsourced Manufacturers (Spec number BS-MTN-0001) and attached hereto in Addendum B.

20.                               CUSTOMS CLEARANCE

Upon Buyer’s request, Supplier will promptly provide Buyer with a statement of origin for all Items and with applicable customs documentation for Items wholly or partially manufactured outside of the country of import.

21.                               COMPLIANCE WITH LAWS AND RULES

A.                                   Each Party shall comply with all applicable international, national, state, provincial and local laws and regulations (including without limitation the United States and European Union) governing the manufacture, packaging, transportation, import, export, sale or use of Items and/or the performance of Services in the course of this Agreement.  In the United States, these may include, but are not limited to, Department of Commerce including U. S. Export Administration regulations, Securities Exchange Commission, Environmental Protection Agency, and Department of Transportation regulations applicable to Hazardous Materials.  Neither Party will export/re-export any technical data, process, product, or service, directly or indirectly (including the release of controlled technology to foreign nationals from controlled countries), to any country for which the United States government or any agency thereof requires an export license, except in compliance with applicable law. In addition, Supplier agrees not to provide foreign nationals from controlled countries as employees or contractors for work on any Buyer site. For a current list of “Controlled Countries” refer to http://www.bxa.doc.gov.

B.                                     If applicable, each Party represents and agrees that it is in compliance with Executive Order 11246 and implementing Equal Employment Opportunity regulations, the Vietnam Era Veterans’ Readjustment Assistance Act as amended by the Veterans Employment Opportunities Act of 1998 (to include: Vietnam-era Veterans and other Veterans who served on active duty during a war or campaign or expedition for which a campaign badge has been authorized), and the Immigration Act of 1987, unless exempted or inapplicable.

C.                                     Each Party shall comply with all applicable laws regarding non-discrimination in terms and conditions of employment, payment of minimum wage and legally mandated employee benefits and compliance with mandated work hours.  Each Party shall comply with all applicable laws regarding employment of underage or child labor and shall not employ children under the age of 16.

22.                               RETENTION

Supplier will maintain complete and accurate records for a period of five (5) years from the delivery of Items and/or completion of Services under this Agreement.  Records relating to the performance of this Agreement shall be made available to Buyer upon reasonable notice.

[***]

A.                                   [***]

B.                                     [***]

24.                               BUSINESS CONTINUITY

A.                                   Supplier will develop and maintain documented business continuity plans (“BCP”) designed to reduce the severity and duration of any period in which Supplier is unable to perform under this Agreement due to causes beyond Supplier’s reasonable control.  The BCP shall contain, at minimum, written data recovery procedures which will address data quality, security procedures, and timeline of recovery while the data and production are being restored according to the timeline indicated in the BCP.  Supplier will allow Buyer to review BCP relating to the performance of Services or delivery of Items, subject to the Section 16 obligation to maintain such information in confidence.

B.                                     Supplier will develop and maintain a communication plan to advise Buyer of events impacting performance of Services or data.  Supplier may modify the BCP from time to time, provided that Supplier will notify Buyer of any material changes to the BCP.

C.                                     Where inventory is to be used as a key element of the BCP, Supplier shall maintain commercially reasonable inventory levels.

D.                                    During any period in which Supplier is unable to perform under this Agreement due to causes beyond Supplier’s reasonable control, Supplier agrees to provide remedy according to Section 15.

25.                               NEW DEVELOPMENTS

A.                                   Supplier represents and warrants that Supplier has no outstanding agreement that would materially adversely affect Supplier’s performance hereunder, and Supplier agrees that Supplier shall not enter into any such materially adverse agreement during the term of this Agreement.

B.                                     [***]

26.                               ELECTRONIC TRANSACTIONS

A.                                   Subject to the terms and conditions of this section, the Parties agree to accept electronic records and electronic signatures (as such terms are defined in the U.S. Electronic signatures in global and national commerce act) relating to transactions contemplated by this Agreement.

B.                                     In connection with system-to-system implementations:

1.                                       The Parties will implement the particular transaction sets and/or message specifications mutually agreed upon by the Parties.  Each Party’s implementation will comply with applicable standards (e.g., applicable

ANSI standards or Rosetta net pips), except as otherwise mutually agreed.

2.                                       Where applicable standards require that the receiving Party issue a notice to the other confirming message receipt, such notice will not constitute a binding acceptance or acknowledgement of anything more than mere receipt.  In the event that any element of an applicable standard conflicts with a provision of this Agreement, the provision of this Agreement will control.

3.                                       If a Party has adopted an electronic identifier (e.g. A digital signature), the other Party is entitled to rely on the authenticity of messages signed by or otherwise associated with such electronic identifier unless and until notified otherwise by the adopter.

C.                                     Either Party may use a third party service provider in connection with e-business activities (e.g., to route or translate edi or xml messages, or to host web based services). The Party contracting with a service provider must require that such service provider (a) use information disclosed to or learned by such service provider in connection with providing services solely for the purpose of providing the applicable services, and (b) not disclose such information to any third party.  Either Party may begin to use or may change a service provider upon reasonable prior notice.  Each Party will be liable for the acts or omissions of its service provider in connection with activities contemplated by this Agreement.

27.                               PRIVACY

A.                                   This provision applies to both online and offline Personal Information.

B.                                     “Personal Information” is defined as any information that can be used to identify, contact or locate a person. This includes any information which is linked to Personal Information, or from which other Personal Information can easily be derived.

C.                                     If Buyer transmits any Personal Information to Supplier, Supplier warrants that Supplier shall not transfer such Personal Information to any third party or use it for any purpose other than as contemplated in this Agreement.

D.                                    If Supplier obtains Personal Information in the course of performance of Services for Buyer, Supplier warrants that Supplier shall not transfer such Personal Information to any third party or use it for any purpose other than as contemplated in this Agreement.

F.                                      If Supplier contracts with its affiliates, subcontractors or other third parties for performance of all or part of this Agreement, Supplier will inform such third parties that Personal Information is not to be transferred or used except as contemplated by this Agreement.

G.                                     Supplier shall take reasonable measures to ensure the security of Supplier’s data, as described in the Data Security provision of this Agreement, and take reasonable measures to maintain the privacy of Personal Information.

28.                               DATA SECURITY REQUIREMENTS

A.                                   Logical controls:  all systems containing Intel classified information will have strong access control mechanisms in place.  Each system user must have a unique identifier and strong password combination. A strong password must be per industry standard, but at least 6 digits in length and comprised of alpha-numeric and special characters.  There must be control methods for securely granting and revoking access to these systems.  An audit trail sufficient to support an investigation must be maintained for changes to the security configuration and for system use (e.g. system security logs, user activity logs). If provided by Buyer to Supplier, information classified as Intel restricted secret or higher will be transmitted under a Restricted Use Non-Disclosure Agreement (RUNDA).  Within the RUNDA, Intel will specify the data security requirements necessary for the type of data being transmitted.  If Supplier cannot meet the specified data security requirements, Supplier may decline to receive such Buyer information in general or Buyer information of a specific classification level.

B.                                     Physical controls:  systems storing Intel classified information must be housed in a physically secure location with access controls to the granularity of the user (e.g. Card access controlled room) and with 24x7 intrusion detection systems in place (e.g. A monitored perimeter alarm system).  Access control audit trails must be maintained sufficient to support an investigation.

C.                                     Intrusion detection/response:  for systems and networks containing Intel classified material, mechanisms and controls must be in place to detect security breaches and to properly respond to a breach.  Intel must be notified within twenty four (24) hours of security breaches that affect Intel classified information.

D.                                    Data destruction:  electronic portable media (e.g. Cd’s, hard drives, floppy disks, zip drives) which contained Intel classified information must be disposed of in a secure manner (e.g. Disk wipe to government standards, degauss, physical destruction).  Hard copies of Intel classified information must be disposed of by shredding or other secure destruction methods.

29.                               NOTICES

All notices hereunder are to be in writing, and are deemed to have been duly given or made if given in person, delivered by commercial courier, or given by certified mail, postage prepaid, return receipt requested, addressed to the respective addresses of the Parties.  Notices so given shall be effective (i) when delivered if given in person or by commercial delivery courier service, or (ii) upon receipt or ten (10) days after posting, whichever is earlier, if given by mail.  Unless otherwise agreed in writing by the Parties, all notices regarding this Agreement shall be sent to the Parties, with copies thereof as indicated, at the addresses set forth below, or at such other address as the Parties may designate by notice from time to time.

BUYER:		Intel Corporation
2200 Mission College Boulevard
Santa Clara, California 95052-8119
U.S.A.
Attention:

	cc:	KMG Electronic Chemicals Materials Manager
TMG Materials Counsel

SUPPLIER:		KMG Electronic Chemicals, Inc.
9555 W. Sam Houston Parkway S., Suite 600
Houston, TX 77099
U.S.A.
Attention: General Manager North America
With a copy to: General Counsel

30.                               DISPUTE RESOLUTION

All disputes arising directly under the express terms of this Agreement or the grounds for termination thereof shall be resolved as follows:  The senior management of both Parties shall meet to attempt to resolve such disputes.  If the disputes cannot be resolved by the senior management, either Party may make a written demand for formal dispute resolution and specify therein the scope of the dispute.  Within thirty (30) days after such notification, the Parties agree to meet for one (1) day with an impartial mediator and consider dispute resolution alternatives other than litigation, including referral to the National Patent Board.  If an alternative method of dispute resolution is not agreed upon within thirty (30) days after the one day mediation, either Party may begin litigation proceedings.

31.                               MERGER, MODIFICATION, WAIVER, AND REMEDIES

A.                                   This Agreement contains the entire understanding between Buyer and Supplier with respect to the subject matter hereof and merges and supersedes all prior and contemporaneous agreements, dealings and negotiations. No modification, alteration, or amendment shall be effective unless made in writing, dated and signed by duly authorized representatives of both Parties.

B.                                     No waiver of any breach hereof shall be held to be a waiver of any other or subsequent breach.

C.                                     If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable, such determination shall not affect the validity of the remaining provisions unless Buyer determines in its discretion that the court’s determination causes this Agreement to fail in any of its essential purposes.

32.                               ASSIGNMENT

Buyer or Supplier may assign or delegate its rights and/or obligations, or any part thereof under this Agreement to any or all of its wholly-owned subsidiaries.  Otherwise, neither Party may assign or delegate its rights and obligations under this Agreement without the prior written consent of the other.  For purposes of this Section 33, the acquisition, merger, consolidation, or change in control of Supplier or any assignment by operation of law shall be deemed an assignment that requires Buyer’s written consent. Buyer may cancel this Agreement for cause should Supplier attempt to make an unauthorized assignment of any right or obligation arising hereunder.

33.                               APPLICABLE LAW

This Agreement is to be construed and interpreted according to the laws of the State of Delaware, excluding its conflict of laws provisions. The Parties agree that the predominance of this Agreement is the sale of goods, and agree that the Delaware version of the Uniform Commercial Code, Article 2, shall be applicable to this Agreement.  The venue for any such litigation shall be in the State or Federal Courts having jurisdiction over matters brought in Delaware and both Parties agree to submit to the jurisdiction of such courts.   For the delivery of Items and Services to Buyer’s facilities in Ireland, in the event of a conflict between applicable U.S. law and the local law of such jurisdiction, local law shall prevail in regard to any conflict.

34.                               HEADINGS

The headings provided in this Agreement are for convenience only and shall not be used in interpreting or construing this Agreement.

35.                               SURVIVAL

The provisions of Sections: 11, 14, 15, 16, 18, 19, 21, 22, 25, 30, 31, 32, 33 and Paragraph 5D shall survive the termination or expiration of this Agreement.  In addition, any right or legal obligation of a Party contained in any Addendum or Amendment, which by its express term or nature would reasonably extend for a period beyond the term of the Agreement, shall also survive the termination of the Agreement for such extended period.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives, and effective as of the date first written above.

INTEL CORPORATION		KMG ELECTRONIC CHEMICALS, INC. (“SUPPLIER”)

Signature:	/s/ Mark Denney	Signature:	/s/ J. Neal Butler
Printed Name:	Mark Denney	Printed Name:	J. Neal Butler
Title:	Commodity Manager	Title:	President and CEO
Date:	May 5, 2009	Date:	May 12, 2009